Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECONDED AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated November 21, 2025 by and between Brixmor Property Group Inc. (the “Company”) and Brian Finnegan (“Executive”), and effective as of January 1, 2026 (the “Effective Date”).
WHEREAS, Executive and the Company entered into an Employment Agreement dated December 5, 2014, and the First Amendment to the Employment Agreement dated September 27, 2023 (as amended, the “Prior Employment Agreement”), which Prior Employment Agreement was amended and restated pursuant to that certain Amended and Restated Employment Agreement dated July 24, 2024 (the “A&R Employment Agreement); and
WHEREAS, the A&R Employment Agreement shall remain in full force and effect until the Effective Date, and upon the Effective Date shall be superseded and replaced in its entirety by this Agreement.
In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.    Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2028 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.
2.    Position, Duties and Authority.
(a)    During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer and President. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and be consistent with the duties, functions, responsibilities and authority of a chief executive officer and president of a publicly-traded real estate investment trust. Executive shall report directly to the Board. Executive shall serve as a member of the Board effective as of the Effective Date and shall be nominated for re-election to the Board as and when Executive’s Board term expires.
(b)    During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder (excluding periods of vacation and sick leave) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject (in the case of (i) below) to the prior approval of the Board (which approval shall not be unreasonably withheld), from (i) accepting appointment to serve on the board of directors or trustees of one other business corporation (but not the audit committee thereof), (ii) serving as an officer or director of or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, and (iii) managing personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not conflict or materially interfere with the performance and fulfillment of Executive’s duties and responsibilities as an executive and director of the Company in accordance with this Agreement or conflict with Section 6. Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in the first proviso of the first sentence of this Section 2(b).

(c)    As of the start of the Employment Term, Executive’s principal place of employment shall be the Company’s offices located at 100 Park Avenue, New York, New York 10017. Executive shall not change Executive’s primary place of employment without prior written approval from the Board.
3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $900,000, less applicable taxes and withholdings, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board, but in no event shall the Company be entitled to reduce Executive’s Base Salary below the annual rate of $900,000.
(b)    Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”) as follows. In all fiscal years during the Employment Term, Executive’s annual bonus will be calculated based on the achievement of performance objectives, metrics and targets (including the level of achievement required for Executive to earn the threshold, target and maximum objectives) adopted by the Board or Compensation Committee of the Board within the first three months of each fiscal year during the Employment Term. During each such fiscal year, the minimum bonus payable to Executive, if the threshold performance objectives and targets are achieved, will be 100% of Executive’s Base Salary; the target bonus will be 125% of Executive’s Base Salary (the “Annual Target Bonus”), if target performance objectives and targets are achieved; and the maximum bonus payable to Executive will be 200% of Executive’s Base Salary, if maximum performance objectives and targets are achieved. The Annual Bonus, if any, shall be paid to Executive, less applicable taxes and withholdings, in a lump sum in cash within two and one-half (2 1/2) months after the end of the applicable fiscal year. Except as provided in Section 5, no Annual Bonus shall be earned or payable in respect of any fiscal year in which Executive’s employment is terminated.
(c)    Annual Long Term Restricted Stock Unit Grants. Commencing with the annual equity grants made in 2026 and in subsequent years of the Employment Term, Executive shall be eligible to receive annual equity compensation with a value at target performance levels equal to $3,000,000, which shall be in such form and subject to performance-based and time-based vesting periods, conditions, timing of grant and other criteria consistent with grants to other senior executives as determined by the Compensation Committee from year to year.
4.    Benefits.
(a)    General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”) on generally the same terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company.
(b)    Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

5.    Termination.
(a)    The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (other than as a result of a Constructive Termination) and the Company will be required to give Executive at least 60 days advance written notice of a Termination without Cause; provided further that the Company may, in its discretion, provide Executive with pay in lieu of notice, or place Executive on paid leave during any notice period for the remainder of the notice period. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
(b)    By the Company for Cause or by Executive Other Than as a Result of a Constructive Termination.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 5(d)(i)).
(ii)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean any one of the following events: (A) Executive’s repeated and willful refusal to undertake good faith efforts to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness or injury); (B) in connection with Executive’s employment, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct; (C) in connection with Executive’s employment, Executive engages in any willful act or omission which is injurious or is reasonably likely to be injurious in a non-de minimis manner to the financial condition or business reputation of the Company and its subsidiaries (taken as a whole); (D) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (E) Executive’s material breach of Section 7 of this Agreement, any breach of Section 6 of this Agreement, or any breach of the representations in Section 9(l) of this Agreement. No act or failure to act shall be considered to be willful unless done or omitted to be done in bad faith and without reasonable belief it was in the best interests of the Company and its subsidiaries. Any act or failure to act based upon express direction given pursuant to a resolution of the Board or upon the express instructions of the Chair of the Board (provide that Executive was not the Chair of the Board at the applicable time) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. To the extent the Board reasonably determines that any act or failure to act alleged to constitute Cause is curable, Executive shall be provided with notice of at least 30 days to cure any act or omission alleged to constitute Cause. The Company may only terminate Executive for Cause following a resolution approved by a majority of the Board (excluding Executive).
(iii)    If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A)    no later than 10 days following the date of termination, the Base Salary through the date of termination;
(B)    reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(C)    such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, payable in accordance with the terms and conditions of such employee benefit plans (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”). For clarification, the Accrued Rights shall not include any Annual Bonus, Pro-Rated Bonus or Completed Prior Year Bonus.
Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(iv)    If Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive the Accrued Rights. Following such resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement, including no rights to any Annual Bonus, Pro-Rated Bonus or Completed Year Bonus.
(c)    Disability or Death.
(i)    Disability. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness or injury, Executive shall continue to receive Executive’s full Base Salary until Executive’s employment is terminated pursuant to Section 5(a). For purposes of this Agreement, “Disability” shall mean Executive’s actual or reasonably expected inability to perform, with or without reasonable accommodation, Executive’s duties under this Agreement due to a physical or mental illness or injury for a period of four consecutive months or for an aggregate of 12 months in any consecutive 24-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A)    the Accrued Rights;
(B)    no later than 10 days following the date of termination, a pro rata portion of the Annual Target Bonus, based on a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such fiscal year (the “Pro-Rated Bonus”);
(C)    any Annual Bonus unpaid, as of the date of termination, for the immediately preceding fiscal year, which would have been paid had Executive continued to work through the date of payment, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement) (the “Completed Prior Year Bonus”); and
(D)    death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.
(d)    By the Company Without Cause or Resignation by Executive as a Result of Constructive Termination.
(i)    A “Constructive Termination” shall be deemed to have occurred upon (A) a reduction in Executive’s Base Salary or Annual Bonus opportunities at threshold, target, and maximum (as a percentage of Base Salary) below the levels provided for in Section 3(a) and Section 3(b) of this Agreement, or the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus when due hereunder; (B) a material diminution in Executive’s authority or responsibilities from those described in Section 2 hereof (including a failure to nominate Executive to the Board that is not in connection with a Termination for Cause); (C) the relocation of Executive’s primary office location to a location that is more than fifty (50) miles from the Executive’s primary office location as of the Effective Date (other than as directed by the Executive); or (D) the Company’s failure to pay or provide any material Employee Benefits required to be provided to Executive under this Agreement; or (E) the Company’s failure to assign (by contract or by law) this Agreement to any Successor as required by Section 9(h) of this Agreement or (F) the Company’s material breach of this Agreement or any applicable equity agreement; provided that none of the events described in this Section 5(d)(i) shall constitute Constructive Termination if Executive consents to such event and unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Board written notice thereof prior to such date.
(ii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns with a basis for Constructive Termination, Executive shall be entitled to receive:

(A)    the Accrued Rights;
(B)    the Pro-Rated Bonus;
(C)    continuation of medical, vision and dental group insurance coverage (as applicable), contingent on Executive electing continuation coverage under COBRA (including dependent coverage) for 18 months (the “Continuation Period”) following the date of termination, with the Company reimbursing Executive on an after tax basis during the Continuation Period for the total amount of the monthly COBRA premiums payable by Executive for such continued benefits in excess of the cost Executive paid for such coverage (on a monthly premium basis) immediately prior to the date of termination;
(D)    the Completed Prior Year Bonus (to the extent not already paid to Executive); and
(E)    subject to Executive’s continued compliance with Section 6 and material compliance with Section 7 hereof, (i) a lump-sum cash payment equal to the sum of (x) 200% of Executive’s Base Salary as of the date immediately prior to Executive’s termination of employment and (y) the sum of Executive’s Annual Bonuses payable (if any) in respect of the two fiscal years (the “Reference Fiscal Years”) immediately prior to the date of Executive’s termination of employment.
Such payments shall be paid to Executive on the 60th day immediately following the date of Executive’s termination of employment.
(e)    Release. Any and all amounts payable to Executive under Section 5 other than the Accrued Rights (collectively, the “Conditioned Benefits”) are subject to (i) Executive’s execution and non-revocation of a separation agreement and general release of claims in a form acceptable to the Company and no more onerous than other similar agreements entered into with other senior executives of the Company under similar circumstances (the “Release”) within 55 days of the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.
(f)    Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. All future equity grants shall provide that in the event that the Company is not prior to the expiration of the Employment Term willing to renew this Agreement for another three (3) year term on substantially the same terms and conditions as this Agreement (with base salary, annual bonus and annual equity compensation being at no less than then current levels), then (i) any earned but unvested performance equity units (i.e., where the applicable performance period has been completed but any time vesting periods have not been completed) shall become fully vested, (ii) to the extent that any applicable performance period has not been completed, then upon the expiration of the Employment Term, any such performance metrics shall be measured as of the end of the immediately preceding calendar quarter to determine actual performance through such date and then prorated for the number of days during the performance period that occurred prior to the end of the Employment Term and such equity units shall become fully vested at the end of the Employment Term and (iii) any unvested time based equity units shall vest.
(g)    Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.
(h)    Excise Tax Provision. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Code, to Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause Executive’s total Payments to constitute an “excess parachute payment” under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an Excise Tax, but only if the after-tax value of the Payments calculated with the foregoing restriction exceed those calculated without the foregoing restriction. In that event, Executive shall designate those rights, payments, or benefits under this Agreement, any other agreements, and any benefit arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to Executive under this Agreement be deemed to be an excess parachute payment; provided, however, that in order to comply with Section 409A of the Code, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment, or benefit reduces the parachute payment to the greatest extent. All determinations under this subparagraph (h) shall be made at the expense of the Company by a nationally recognized public accounting firm selected by the Company and subject to approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company in the absence of manifest error. To the extent the terms of this subsection 5(h) conflict with the terms of an equity award granted pursuant to this Agreement, this subsection 5(h) shall govern.
6.    Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(a)    Non-Competition.

(i)    During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of any person or entity (“Person”) whose primary and principal business activity is the conduct of the Business. For purposes of this Agreement, “Business” shall mean the ownership, management and/or development of neighborhood and community shopping centers in the United States.
(ii)    Notwithstanding the foregoing, Executive’s ownership solely as a passive investor of 2% or less of the outstanding securities of any class of any company shall not, by itself, be considered to violate Section 6(a)(i).
(iii)    The period of time during which the provisions of this Section 6(a) shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief so long as the Company has not acquiesced in such activity.
(b)    Non-Solicitation. During the Employment Term and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:
(i)    solicit or encourage (which shall not include providing references on behalf of any such employee or issuing a non-targeted general employment advertisement) any employee of the Company or its subsidiaries at or above the level of Vice President to leave the employment of the Company or its subsidiaries (collectively, the “Restricted Group”), or hire any such employee who was engaged in the Business and employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left such employment of the Restricted Group (except when terminated without Cause) coincident with, or within one year prior to, the date of Executive’s termination of employment with the Company; or
(ii)    intentionally encourage any material consultant engaged in the Business and retained by the Restricted Group to cease working with the Restricted Group.
(c)    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Section 6 is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply with such deletion or modification as such court may judicially determine or indicate to make the Agreement valid and enforceable. The restrictions contained in this Section 6 shall be construed as separate and individual restrictions and shall each be capable of being reduced in application or severed without prejudice to the other restrictions contained in this Section 6 or to the remaining provisions of this Agreement.
7.    Confidentiality; Intellectual Property.
(a)    Confidentiality.

(i)    Executive may not at any time (whether during or after Executive’s employment with the Company), disclose, divulge, reveal, communicate, share, transfer or provide access to any Confidential Information that he may obtain during Executive’s employment by the Company to any other Person, except (A) in connection with performing Executive’s duties for the Company or its subsidiaries, (B) to the Company or its subsidiaries, or to any authorized (or apparently authorized) agent or representative of any of them, (C) when required to do so by law or regulation or requested by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to communicate, divulge or make accessible any such confidential information, (D) in the course of any proceeding under Section 9(d) of this Agreement, (E) in confidence to any attorney or other professional advisor for the purposes of securing professional advice or (F) in making whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law. For purposes of this Agreement, “Confidential Information” shall mean any proprietary or confidential information of the Company and its subsidiaries, and includes, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals; provided, however, that the term Confidential Information shall not include any document, record, data, compilation or other information that is known or generally available to the public, or within any trade or industry of the Company or any of its affiliates, other than as a result of Executive’s violation of this Section 7, or not otherwise considered confidential by persons within such trade or industry.
(ii)    Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the Business of the Company and its subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and may retain any Company-issued cell phone, Executive’s contacts and calendars and any compensation-related information or information reasonably necessary for tax return purposes.
(b)     Intellectual Property.
(i)    If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(ii)    Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(iii)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.
(iv)    The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(ii) hereof).
8.    Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, upon any breach of Section 6 or any material breach of Section 7 of this Agreement within four years of the termination of Executive’s employment, Executive shall promptly return to the Company upon request all cash payments (other than the Accrued Rights) made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental authority, in which case such tax amounts also shall be returned to the Company). Any determination under Section 5(b)(ii)(E), Section 5(d)(ii)(E), or this Section 8 of whether the Executive is in compliance with Section 6 hereof and material compliance with Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.
9.    Miscellaneous.

(a)    Indemnification; Directors’ and Officers’ Insurance. To the fullest extent permitted by applicable law, the Company shall indemnify and hold Executive harmless for all acts and omissions occurring during Executive’s employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as for members of the Board.
(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
(c)    Jurisdiction; Venue. Except as otherwise provided in Section 8 in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal court sitting in the Southern District of New York or any state court in the First Judicial Department over any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of New York, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(k).
(d)    Entire Agreement; Amendments. As of the Effective Date, this Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by the Company and shall supersede all prior agreements and understandings (including any verbal agreements, the Prior Employment Agreement and the A&R Employment Agreement) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates. Until the Effective Date, the A&R Employment Agreement shall remain in full force and effect. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(f)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(g)    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or Successor.
(h)    Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.
(i)    Compliance with Code Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(iii)    Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) 6 months and one day after such separation from service and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (D) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 6th anniversary of the Effective Date).
(v)    For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.
(vi)    To the extent the terms of this subsection 9(j) conflict with the terms of an equity award granted pursuant to this Agreement, this subsection 9(j) shall govern.
(j)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by e-mail, hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Brixmor Property Group Inc.
100 Park Avenue
Suite 600N
New York, New York 10017
Attention: General Counsel
steven.siegel@brixmor.com
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

(k)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.
(l)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(m)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(n)     Negotiation of Agreement. This Agreement has been negotiated by the Executive and the Company, and both parties have had the opportunity to consult counsel. Accordingly, this Agreement is not to be construed in favor of one party or another, or its interpretation affected by whether a particular provision was drafted by one party or the other.
(o)    Clawback. Executive acknowledges that he is and shall be subject to the Company’s Incentive Compensation Recoupment Policy and any other recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation which is granted or awarded to Executive on or after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BRIXMOR PROPERTY GROUP INC.

/s/ Steven F. Siegel
By: Steven Siegel
Title: Executive Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Brian T. Finnegan
Brian T. Finnegan